UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of the earliest event reported) October 15, 2013

MANITEX INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Michigan	001-32401	42-1628978
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9725 Industrial Drive, Bridgeview, Illinois	60455
(Address of Principal Executive Offices)	(Zip Code)

(708) 430-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Company and Comerica Bank Amend Credit Agreement

Manitex International, Inc. (the “Company”) and certain of its subsidiaries currently have a credit agreement (“Credit Agreement”) with Comerica Bank (“Comerica”) and certain other lenders. The Company and Comerica have entered into an amendment, dated as of October 15, 2013, to the Credit Agreement (the “Amendment”), pursuant to which:

•	Two new lenders were added to the lender group under the $40 million senior secured revolving credit facility (the “U.S. Revolving Credit Facility”). Fifth Third Bank and HSBC Bank are now each committed to lend up to $10 million under the U.S. Revolving Credit Facility, and Comerica’s commitment to lend under the U.S. Revolving Credit Facility has been reduced from $40 million to $20 million;

•	Amounts which may be spent by the Company in connection with acquisitions without requiring consent of the lenders under the Credit Agreement has been increased (i) in the case of individual acquisitions, by $500,000 to $1.5 million per acquisition and (ii) in the case of aggregate acquisitions during the term of the Credit Agreement, by $1 million to $6 million; and

•	The amount of debt which is permitted under the Credit Agreement was revised: (i) to permit Manitex Liftking ULC, the Company’s wholly-owned Canadian subsidiary, to enter into a letter of credit facility in the amount of $2 million, and (ii) to increase the amount of capitalized leases permitted from $7.5 million to $9 million.

The above summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements Exhibits.

(d) Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

Date: October 18, 2013	MANITEX INTERNATIONAL, INC.

	By:	/s/ David H. Gransee
	Name:	David H. Gransee
	Title:	Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	First Amendment, dated as of October 15, 2013, to the Credit Agreement, dated as of August 19, 2013 by and among Manitex International, Inc. and certain of its subsidiaries, and Comerica Bank and certain other lenders.

10.2	First Amendment, dated as of October 15, 2013, to the Security Agreement, dated as of August 19, 2013 by and among Manitex International, Inc. and certain of its subsidiaries, and Comerica Bank.